Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Equillium, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-230536) on Form S-8 and (No. 333-234683) on Form S-3 of Equillium, Inc. of our report dated March 26, 2020, with respect to the consolidated balance sheets of Equillium, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Equillium, Inc..

/s/ KPMG LLP

San Diego, California
March 26, 2020